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                                                                   EXHIBIT 23.5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated February 16, 1998, except for paragraph one of Note 11, as to which the date is March 5, 1998 and paragraph two of Note 11, as to which the date is March 20, 1998, with respect to the consolidated financial statements of Servico, Inc. and to the inclusion of our report dated April 20, 1998 with respect to the balance sheet of Lodgian, Inc., in the Joint Proxy Statement/Prospectus of Servico, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Lodgian, Inc. that is made a part of the Registration Statement for the registration of 29,951,695 shares of Lodgian, Inc.'s common stock.

                                               ERNST & YOUNG L.L.P.



West Palm Beach, Florida
July 17, 1998